News Release
EXHIBIT 99.1
SM ENERGY REPORTS RECORD 2024 RESULTS AND TRANSFORMATIVE 2025 OPERATING PLAN;
AND ANNOUNCES OFFICER RETIREMENT AND NEW APPOINTMENTS
DENVER, CO February 19, 2025 - SM Energy Company (the “Company”) (NYSE: SM) today announces certain fourth quarter and full year 2024 operating and financial results, year-end 2024 estimated net proved reserves and its 2025 operating plan.
In 2024, SM Energy met all of its strategic objectives and delivered certain record results. Financial and operational highlights included:
•Record oil production for the full year 2024 of 29.4 MMBbls, or 80.2 MBbls/d, up 23% from 2023. Total net production for the full year 2024 was 62.4 MMBoe, or 170.5 MBoe/d, up 12% from 2023.
•Record year-end estimated net proved reserves of 678 MMBoe, up 12% from year-end 2023. The ratio of estimated net proved reserves at year-end 2024 to 2024 net production was 10.9 years.
•Record dividends paid. The Company’s sustainable fixed dividend was increased to an annualized rate of $0.80 per share, commencing in the fourth quarter of 2024. The fixed dividend combined with share buybacks returned $169.0 million to stockholders in 2024, an approximate 4% yield to current market capitalization. The Company has repurchased approximately 10.1 million shares from announcement of its return of capital program on September 7, 2022, through year-end 2024.
•Inventory/gross drilling locations increased by approximately 40% at year-end 2024 from year-end 2023, primarily driven by the Uinta Basin acquisitions, organic growth in the Woodford-Barnett and continued expansion of the South Texas Austin Chalk.
•Reduced the balance on the revolving credit facility by $121.5 million from $190.0 million at October 1, 2024, to $68.5 million at year-end 2024, making progress towards the Company’s target leverage.
•Substantial production growth expected in 2025 with the addition of the Uinta Basin program. The 2025 operating plan is designed to optimize capital efficiency across the Company’s three core assets and results in a step-change in scale. The addition of the Uinta Basin program is expected to increase year-over-year net production by more than 20% on a Boe basis and increase oil production by more than 30%.
•Net income for the full year 2024 was $770.3 million, or $6.67 per diluted common share, and for the fourth quarter 2024 was $188.3 million, or $1.64 per diluted common share. Adjusted net income(1) was $6.80 per diluted common share for the full year 2024 and $1.91 per diluted common share for the fourth quarter 2024. Adjusted EBITDAX(1) was $2.0 billion for the full year 2024 and $610.8 million for the fourth quarter 2024.
•At SM Energy, employees are recognized as the Company’s most valuable asset. In 2024, the Company was honored with two distinguished Leadership Development awards from the Brandon Hall Group. The Gold Award recognized our innovative approach to building competencies and skills, while the Bronze Award celebrated overall excellence in leadership development. These accolades underscore the Company’s commitment to cultivating a thriving corporate culture and leadership values that rank among the nation’s best.
The Company’s 2025 strategy and operational plan is intended to support long-term profitability and value creation by:
•Focusing on operational execution to realize a step change in scale through the successful integration of the Company’s recently acquired Uinta Basin assets; delivering low breakeven, high return wells across the portfolio by optimizing capital efficiency; demonstrating innovation; and remaining a leader in stewardship.
•Returning capital to stockholders by generating free cash flow to support our increased $0.80 per share annual fixed dividend, transferring enterprise value to equity holders by pursuing reduced debt to a target of 1 times leverage; and resuming the Company’s share buyback program, as appropriate, given $500.0 million in authorization.

•Expanding our portfolio of top-tier economic drilling inventory through acquisition and exploration, and the application of advanced analytics, new technologies and development optimization.
Chief Executive Officer Herb Vogel comments: “2024 was an outstanding year. The SM Energy team delivered a significant increase in scale as measured by the 23% increase in daily oil production, 12% increase in estimated net proved reserves, approximate 40% increase in gross drilling locations and 24% expansion in our core portfolio net acreage. We remained focused on operational execution, continuing to deliver superior well performance and organically growing our portfolio while also delivering return of capital equating to an approximate 4% yield to market capitalization.
As we commence 2025, we are first focused on the integration of our Utah operations where results are expected to be accretive to all financial metrics. The balance sheet is in excellent shape, and we intend to prioritize the generation of free cash flow to pay our fixed dividend and reduce debt, followed by share repurchases once we achieve target leverage. We designed our 2025 operational plan to optimize free cash flow, considering a multi-year period, which will employ our differential technical capabilities to deliver superior well performance and drive capital efficiency. We are well poised for an excellent 2025.”
OFFICER RETIREMENT AND NEW APPOINTMENTS
The Company announces the retirement of Jennifer Martin Samuels, the Company’s Vice President - Investor Relations and ESG Stewardship. Ms. Samuels’ retirement from her current position will be effective March 7, 2025, and she plans to remain with the Company in an advisory capacity until later this year.
The Company also announces several officer appointments, all of which are effective March 2, 2025.
•Dean Lutey was promoted to the position of Senior Vice President - Chief Information Officer. Mr. Lutey has served in the role of Vice President - Chief Information Officer since 2021 and previously Vice President - Information Technology since 2013. Mr. Lutey joined the Company in 2008 as Manager of Production Services. Mr. Lutey has more than 28 years of experience in information technology.
•Pat Lytle was promoted to the position of Senior Vice President - Finance. Mr. Lytle has served in the role of Vice President - Chief Accounting Officer and Controller since 2021 and joined the Company in 2007 as a Senior Accountant. Mr. Lytle has more than 20 years of accounting and finance experience in the energy industry. He will assume the Investor Relations and ESG Stewardship responsibilities as well as oversee the financial planning and treasury functions.
•Richard Jenkins was promoted to the position of Senior Vice President - Utah. Mr. Jenkins has served as Vice President - Utah since 2024 and previously Vice President - Operations since 2023. Mr. Jenkins joined the Company in 2010 as a Senior Reservoir Engineer. Mr. Jenkins has more than 17 years of experience in the oil and gas industry.
•Alan Bennett was promoted to the position of Vice President and Controller. Mr. Bennett most recently served as Senior Director of Financial Planning and Analysis and joined the Company in 2011 as a Senior Accountant. Mr. Bennett previously served as Director of Operations Accounting and has more than 18 years of accounting and finance experience in the energy industry. Mr. Bennett will serve as the Company’s principal accounting officer.

ESTIMATED NET PROVED RESERVES AT YEAR-END 2024

MMBoe
Estimated net proved reserves year-end 2023	605
Net acquisitions and divestitures	102
Net infill/revisions (excluding 5 year rule and price)	67
Discovery/extensions	11
Net production	(62)
Revisions – 5 year rule	(31)
Revisions – price	(14)
Estimated net proved reserves year-end 2024	678
Estimated net proved reserves at year-end 2024 were 678 MMBoe. Estimated net proved reserves were 51% in South Texas, 34% in the Midland Basin, and 15% in the Uinta Basin, and were comprised of 44% oil, 38% natural gas and 18% NGLs. Net proved reserves were 60% developed and 40% undeveloped.
•The ratio of estimated net proved reserves at year-end 2024 to 2024 net production is 10.9 years.
•2024 SEC pricing was $75.48 per Bbl oil, $2.13 per MMBtu natural gas and $28.29 per Bbl NGLs, down 4% and 19% and up 2%, respectively, compared to 2023 SEC pricing.
•Our Uinta Basin acquisitions added estimated net proved reserves of approximately 100 MMBoe, 38% of which were developed.
STANDARDIZED MEASURE
The standardized measure of discounted future net cash flows from estimated net proved reserves was $7.27 billion at year-end 2024, up from $6.28 billion at year-end 2023. The 16% increase in the standardized measure compared with year-end 2023 is predominantly due to the increase in estimated net proved reserves, partially offset by lower SEC pricing for oil and gas used in the calculation. Pre-tax PV-10(1) was $8.36 billion.
FOURTH QUARTER AND FULL YEAR 2024 RESULTS
Details and discussions of fourth quarter and full year 2024 net production and commodity pricing are given below, along with summary tables:

NET PRODUCTION BY OPERATING AREA
Fourth Quarter 2024
	Midland Basin	South Texas	Uinta Basin	Total
Oil (MBbl / MBbl/d)	4,957 / 53.9	2,011 / 21.9	2,870 / 31.2	9,838 / 106.9
Natural Gas (MMcf / MMcf/d)	16,028 / 174.2	20,352 / 221.2	2,703 / 29.4	39,084 / 424.8
NGLs (MBbl / MBbl/d)	9 / —	2,775 / 30.2	— / —	2,784 / 30.3
Total (MBoe / MBoe/d)	7,637 / 83.0	8,178 / 88.9	3,321 / 36.1	19,136 / 208.0
Note: Totals may not calculate due to rounding.

Full Year 2024
	Midland Basin	South Texas	Uinta Basin	Total
Oil (MBbl / MBbl/d)	19,090 / 52.2	7,407 / 20.2	2,870 / 7.8	29,367 / 80.2
Natural Gas (MMcf / MMcf/d)	62,009 / 169.4	72,267 / 197.5	2,703 / 7.4	136,979 / 374.3
NGLs (MBbl / MBbl/d)	24 / —	10,178 / 27.8	— / —	10,202 / 27.9
Total (MBoe / MBoe/d)	29,449 / 80.5	29,629 / 81.0	3,321 / 9.1	62,399 / 170.5
Note: Totals may not calculate due to rounding. Uinta Basin full year volumes include one quarter of production; subsequent to the close of the Uinta Basin Acquisitions.
•Fourth quarter production volumes were 19.1 MMBoe, or 208.0 MBoe/d, and were 51% oil. Production volumes increased 22% sequentially and oil production volumes increased 38% sequentially with the addition of the Uinta Basin assets acquired on October 1, 2024. Fourth quarter volumes were affected by approximately 3 MBoe/d as a result of downtime from third-party crude takeaway and the decision to reject ethane at certain gas processing plants due to better economics with strong natural gas prices.
•Full year production volumes of 62.4 MMBoe (170.5 MBoe/d) were up 12% from 2023. Production volumes were 48% from South Texas, 47% from the Midland Basin, and 5% from the Uinta Basin. Volumes were 47% oil, 37% natural gas and 16% NGLs.

REALIZED PRICES BY OPERATING AREA
	Fourth Quarter 2024
	Midland Basin	South Texas	Uinta Basin	Total (Pre/Post-hedge)(1)
Oil ($/Bbl)	$70.56	$67.31	$68.66	$69.34 / $70.54
Natural Gas ($/Mcf)	$2.23	$2.10	$2.56	$2.19 / $2.50
NGLs ($/Bbl)	nm	$24.48	nm	$24.49 / $24.01
Per Boe	$50.52	$30.08	$61.44	$43.68 / $44.85
Note: Totals may not calculate due to rounding.

	Full Year 2024
	Midland Basin	South Texas	Uinta Basin	Total (Pre/Post-hedge)(1)
Oil ($/Bbl)	$75.83	$73.27	$68.66	$74.49 / $74.92
Natural Gas ($/Mcf)	$1.91	$1.71	$2.56	$1.82 / $2.25
NGLs ($/Bbl)	nm	$23.00	nm	$23.01 / $22.76
Per Boe	$53.20	$30.39	$61.44	$42.81 / $43.91
Note: Totals may not calculate due to rounding.
•In the fourth quarter, benchmark pricing included NYMEX WTI at $70.27/Bbl, NYMEX Henry Hub natural gas at $2.79/MMBtu and OPIS Composite NGLs at $29.29/Bbl. For the full year, benchmark pricing included NYMEX WTI at $75.72/Bbl, NYMEX Henry Hub natural gas at $2.27/MMBtu and OPIS Composite NGLs at $28.30/Bbl.
•In the fourth quarter, the average realized price before the effect of hedges was $43.68 per Boe, and the average realized price after the effect of hedges was $44.85 per Boe.(1) For the full year, the average realized price before the effect of hedges was $42.81 per Boe, and the average realized price after the effect of hedges was $43.91 per Boe.(1)

•The effect of commodity derivative settlements for the fourth quarter and full year was a gain of $1.17 per Boe, or $22.4 million, and a gain of $1.10 per Boe, or $68.7 million, respectively.
For additional operating metrics and regional detail, please see the Financial Highlights section below and the accompanying slide deck.
CAPITAL EXPENDITURES AND ACTIVITY
In the fourth quarter 2024, capital expenditures of $353.5 million before change in accruals of $8.8 million totaled $362.3 million.(1) During the fourth quarter of 2024, the Company drilled 45 net wells and added 37 net flowing completions. During the fourth quarter, faster than expected drilling and completion times accelerated certain costs into the fourth quarter 2024. For the full year 2024, capital expenditures of $1.31 billion before change in accruals of $24.3 million totaled $1.29 billion(1) and the Company drilled 142 net wells and added 135 net flowing completions.
NET INCOME AND NET INCOME PER SHARE
Fourth quarter 2024 net income was $188.3 million, or $1.64 per diluted common share, compared with net income of $247.1 million, or $2.12 per diluted common share, for the same period in 2023. The current year period benefited on a per share basis from 36% higher production volumes, a 3% increase in the realized price per Boe after the effect of net derivative settlements and fewer shares outstanding, offset by certain higher per unit expenses and increased income tax and net interest expense. For the full year 2024, net income was $770.3 million, or $6.67 per diluted common share, compared with net income of $817.9 million, or $6.86 per diluted common share, for the full year 2023. Full year net income compared with the prior year reflects a 12% increase in production volumes, a 2% increase in the realized price per Boe after the effect of net derivative settlements, and fewer shares outstanding, offset predominantly by net interest and tax expenses.
NET CASH PROVIDED BY OPERATING ACTIVITIES
Fourth quarter 2024 net cash provided by operating activities of $577.9 million before net change in working capital of $(26.6) million totaled $551.2 million,(1) representing an increase of $127.5 million, or 30%, from $423.7 million(1) in the same period in 2023. The increase from the prior year period was primarily due to higher production volumes and a higher realized price per Boe after the effect of net derivative settlements, partially offset by certain higher per unit expenses and higher cash taxes. For the full year 2024, net cash provided by operating activities of $1.78 billion before net changes in working capital of $(11.2) million totaled $1.77 billion,(1) representing an increase of $192.4 million, or 12%, from $1.58 billion(1) in 2023. The increase in 2024 is predominantly due to higher production volumes and a higher realized price per Boe after the effect of net derivative settlements, partially offset by higher cash taxes.
ADJUSTED EBITDAX(1) AND ADJUSTED NET INCOME(1)
Fourth quarter 2024 Adjusted EBITDAX(1) was $610.8 million, up $165.6 million, or 37%, from $445.1 million in the same period in 2023. For the full year 2024, Adjusted EBITDAX(1) was $1.99 billion, compared with $1.71 billion in 2023.
Fourth quarter 2024 adjusted net income(1) was $220.2 million, or $1.91 per diluted common share, which compares with adjusted net income(1) of $181.5 million, or $1.56 per diluted common share, for the same period in 2023. For the full year 2024, adjusted net income(1) was $785.1 million, or $6.80 per diluted common share, compared with adjusted net income(1) of $702.5 million, or $5.89 per diluted common share, in 2023.
ADJUSTED FREE CASH FLOW(1)
Fourth quarter 2024 cash flow from operations before net change in working capital totaled $551.2 million,(1) and capital expenditures before changes in accruals totaled $362.3 million,(1) delivering Adjusted free cash flow of $188.9 million.(1) For the full year 2024, cash flow from operations before net change in working capital totaled $1.77 billion,(1) and capital expenditures before changes in accruals totaled $1.29 billion,(1) delivering Adjusted free cash flow of $485.0 million.(1)

FINANCIAL POSITION, LIQUIDITY AND NET DEBT-TO-ADJUSTED EBITDAX(1)
At year-end 2024, the outstanding principal amount of the Company’s long-term debt was $2.80 billion including $68.5 million drawn on the Company’s senior secured revolving credit facility. At year-end 2024, cash and cash equivalents were zero and net debt(1) was $2.80 billion, up $1.84 billion from year-end 2023.
As of December 31, 2024, the Company’s borrowing base and commitments under its senior secured revolving credit facility were $3.00 billion and $2.00 billion, respectively, and combined with the balance drawn on the Company’s senior secured revolving credit facility, available liquidity was $1.93 billion.
At year-end 2024, the Net debt-to-Adjusted EBITDAX(1) ratio was 1.4.
COMMODITY DERIVATIVES
As of February 14, 2025, commodity derivative positions for 2025 include:
SWAPS & COLLARS:
•Oil: Approximately 12,600 MBbls, or slightly more than 30%, of expected 2025 net oil production is hedged at a weighted-average price of $69.02/Bbl (collar floors and swaps) to $74.89/Bbl (collar ceilings and swaps), excludes basis swaps.
•Natural gas: Approximately 43,200 BBtu, or slightly less than 30%, of expected 2025 net natural gas production is hedged at an average price of $3.43/MMBtu (weighted-average of collar floors and swaps) to $4.44/MMBtu (weighted-average of collar ceilings and swaps), excludes basis swaps.
BASIS SWAPS:
•Oil, Midland Basin differential: Approximately 4,600 MBbls of expected 2025 net oil Midland Basin oil production are hedged to the local price point at a positive weighted-average price of $1.18/Bbl.
•Oil, MEH differential: Approximately 2,100 MBbls of expected 2025 net South Texas oil production are hedged to the local price point at a positive weighted-average price of $1.86/Bbl.
•Gas, WAHA differential: Approximately 20,500 BBtu of expected 2025 net Midland Basin natural gas production are hedged to WAHA at a weighted-average price of ($0.66)/MMBtu.
•Gas, HSC differential: Approximately 900 BBtu of expected 2025 net South Texas natural gas production are hedged to HSC at a weighted-average price of $0.0025/MMBtu.
A detailed schedule of these and other hedge positions are provided in the accompanying slide deck.
2025 OPERATING PLAN AND GUIDANCE
Discussion in this release of the Company’s 2025 operating plan guidance includes the term “capital expenditures,” which is defined to include adjustments for capital accruals, and is a non-GAAP measure. In reliance on the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K, the Company is unable to provide a reconciliation of forward-looking non-GAAP capital expenditures because components of the calculations are inherently unpredictable, such as changes to, and the timing of, capital accruals, unknown future events, and estimating certain future GAAP measures. The inability to project certain components of the calculation could significantly affect the accuracy of a reconciliation.
KEY ASSUMPTIONS
•Benchmark pricing assumptions are $70.00 per Bbl WTI; $3.25 per MMBtu natural gas; $27.00 per Bbl NGLs.
•Hedges currently in place.
•Processing ethane in the second and third quarters, rejecting ethane in the first and fourth quarters. Rejecting ethane reduces overall volumes by approximately 3.5-4.0 MBoe/d during those periods.

GUIDANCE FULL YEAR 2025:
•Net production volumes are expected to range between 200-215 MBoe/d, and net oil production is expected to comprise 51%-52%, or average approximately 102-112 MBbls/d. At the midpoint, this implies a year-over-year increase in production of 22% on a Boe basis and increase in oil production of 33%.
•Capital expenditures adjusted for capital accruals(1) are expected to approximate $1.3 billion, excluding acquisitions and certain non-operated activity to be confirmed later in the year.
◦Drill, complete and equip (“DC&E”) expenditures are expected to be allocated approximately 35%-40% to Utah, 35%-40% to the Midland Basin and 25% to South Texas. The program assumes DC&E makes up approximately 90% of the budget and facilities, land and other make up the remainder. The capital program also assumes $25 million for capitalized interest.
◦The Company expects to drill approximately 105 net wells and complete approximately 150 net wells.
•Net production costs:
◦LOE is expected to average between $5.30-$5.50/Boe, which includes workover activity;
◦Transportation is expected to average between $4.10-$4.40/Boe;
◦Production and ad valorem taxes are expected to average between $2.50-$2.70/Boe.
•G&A is expected to be approximately $160 million, including approximately $25 million of non-cash costs. This includes approximately $7 million in one-time expenses associated with the Uinta Basin integration efforts.
•Exploration/capitalized overhead is expected to approximate $75 million.
•DD&A is expected to be approximately $15/Boe.
•Cash taxes are expected to range between $75-$95 million.
GUIDANCE FIRST QUARTER 2025:
•Capital expenditures are expected to range between $425-435 million. This includes drilling approximately 40 net wells and completing approximately 45 net wells, which constitutes approximately one-third of the full year program. Capital expenditures are weighted to the first half of the year as the Company completes the near-term Uinta Basin plan initiated by the seller.
•Net production is expected to be approximately 191-198 MBoe/d at 52%-53% oil.
•LOE is expected to average between $5.45-$5.55/Boe.
•G&A is expected to be approximately $40-$42 million and includes $3-$4 million in one-time expenses related to the Uinta Basin integration efforts.
UPCOMING EVENTS
EARNINGS Q&A WEBCAST AND CONFERENCE CALL
February 20, 2025 – Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time for the 2024 financial and operating results/2025 operating plan Q&A session. This discussion will be accessible via:
•Webcast (available live and for replay) – on the Company’s website at sm-energy.com/investors (replay accessible approximately 1 hour after the live call); or
•Telephone - join the live conference call by registering at https://event.choruscall.com/mediaframe/webcast.html?webcastid=I0Wr8SaS. Dial-in for domestic toll free/International is 877-407-6050 / +1 201-689-8022.

CONFERENCE PARTICIPATION
•February 25, 2025 – J.P. Morgan 2024 Global High Yield & Leveraged Finance Conference. Executive Vice President and Chief Financial Officer Wade Pursell will present at 6:00 a.m. Mountain time/8:00 a.m. Eastern time and will participate in investor meetings at the event. Executive Vice President and Chief Operating Officer Beth McDonald will join Mr. Pursell in investor meetings at the event. The Company plans to post an investor presentation to the Company’s website at sm-energy.com/investors before the event. The presentation will not be webcast.
•March 5-6, 2025 – DEP Thrive Energy Conference. President and Chief Executive Officer Herb Vogel, and Executive Vice President and Chief Operating Officer Beth McDonald, will participate in investor meetings at the event.
•March 17, 2025 – 37th Annual ROTH Conference. Executive Vice President and Chief Financial Officer Wade Pursell will participate in investor meetings at the event.
DISCLOSURES
FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words “anticipate,” “deliver,” “demonstrate,” "establish," “estimate,” “expects,” "goal," "generate," “maintain,” “objectives,” “optimize,” "target," and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this release include, among other things, estimated net proved reserves at year-end 2024 and the ratio of estimated net proved reserves at year-end 2024 to 2024 net production, expected future commodity prices, assumptions and projections for the first quarter and full year 2025 regarding guidance for production, production growth and oil mix as a percentage of total production (including net production and percentage oil increases attributable to the Company’s Uinta Basin assets), capital expenditures, operating costs (including lease operating expenses, transportation costs and taxes), general and administrative expenses, exploration expenses and DD&A, the number of net wells to be drilled and completed, the percentage of future production that is hedged, the allocation of activity and capital expenditures among our operating areas and activities, and the Company’s 2025 strategic objectives and operational plan, including plans successfully integrate the Company’s recently acquired Uinta Basin assets, delivering low breakeven and high-return wells, and optimizing capital efficiency; returning capital to stockholders through dividends, debt reduction to a target of one times leverage, and share repurchases; increasing scale; and expanding the Company’s portfolio through acquisition and exploration, and the application of new technologies. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Future results may be impacted by the risks discussed in the Risk Factors section of SM Energy's most recent Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission, specifically the 2024 Form 10-K. The forward-looking statements contained herein speak as of the date of this release. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so, except as required by securities laws.

RESERVE DISCLOSURE
The SEC requires oil and natural gas companies, in their filings with the SEC, to disclose estimated net proved reserves, which are those quantities of oil, natural gas and NGLs, that, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs and under existing economic conditions (using the trailing 12-month average first-day-of-the-month prices), operating methods and government regulations prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The SEC also permits the disclosure of separate estimates of probable or possible reserves that meet SEC definitions for such reserves; however, the Company currently does not disclose probable or possible reserves in its SEC filings.
Estimated net proved reserves attributable to the Company at December 31, 2024, are estimated utilizing SEC reserve recognition standards and pricing assumptions based on the trailing 12-month average first-day-of-the-month prices of $75.48 per Bbl of oil, $2.13 per MMBtu of natural gas, and $28.29 per Bbl of NGLs. At least 80% of the PV-10 of the Company’s estimate of its total estimated net proved reserves as of December 31, 2024, was audited by Ryder Scott Company, L.P.
FOOTNOTE 1: Indicates a non-GAAP measure or metric. Please refer to the "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" section in Financial Highlights, and the corresponding reconciliations to the most directly-comparable GAAP financial measures for additional information.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and NGLs in the states of Texas and Utah. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACTS
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507
Lindsay Miller, lmiller@sm-energy.com, 303-830-5860

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2024

Consolidated Balance Sheets
(in thousands, except share data)	December 31,
ASSETS	2024	2023
Current assets:
Cash and cash equivalents	$—	$616,164
Accounts receivable	360,976	231,165
Derivative assets	48,522	56,442
Prepaid expenses and other	25,201	12,668
Total current assets	434,699	916,439
Property and equipment (successful efforts method):
Proved oil and gas properties	14,301,502	11,477,358
Accumulated depletion, depreciation, and amortization	(7,603,195)	(6,830,253)
Unproved oil and gas properties, net of valuation allowance of $32,680 and $35,362, respectively	764,924	335,620
Wells in progress	481,893	358,080
Other property and equipment, net of accumulated depreciation of $61,737 and $59,669, respectively	47,585	35,615
Total property and equipment, net	7,992,709	5,376,420
Noncurrent assets:
Derivative assets	3,973	8,672
Other noncurrent assets	145,266	78,454
Total noncurrent assets	149,239	87,126
Total assets	$8,576,647	$6,379,985
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$760,473	$611,598
Derivative liabilities	7,058	6,789
Other current liabilities	22,419	15,425
Total current liabilities	789,950	633,812
Noncurrent liabilities:
Revolving credit facility	68,500	—
Senior Notes, net	2,708,243	1,575,334
Asset retirement obligations	145,313	118,774
Net deferred tax liabilities	545,295	369,903
Derivative liabilities	7,142	1,273
Other noncurrent liabilities	74,947	65,039
Total noncurrent liabilities	3,549,440	2,130,323
Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued and outstanding: 114,461,934 and 115,745,393 shares, respectively	1,145	1,157
Additional paid-in capital	1,501,779	1,565,021
Retained earnings	2,735,494	2,052,279
Accumulated other comprehensive loss	(1,161)	(2,607)
Total stockholders’ equity	4,237,257	3,615,850
Total liabilities and stockholders’ equity	$8,576,647	$6,379,985

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2024

Consolidated Statements of Operations
(in thousands, except per share data)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Operating revenues and other income:
Oil, gas, and NGL production revenue	$835,858	$606,857	$2,671,285	$2,363,889
Other operating income, net	16,363	1,869	18,974	9,997
Total operating revenues and other income	852,221	608,726	2,690,259	2,373,886
Operating expenses:
Oil, gas, and NGL production expense	214,594	137,343	636,971	563,543
Depletion, depreciation, and amortization	260,524	189,107	809,305	690,481
Exploration (1)	16,349	15,847	64,121	59,480
General and administrative (1)	41,913	36,639	138,344	121,063
Net derivative (gain) loss (2)	20,298	(80,506)	(49,958)	(68,154)
Other operating expense, net	11,575	385	15,781	20,567
Total operating expenses	565,253	298,815	1,614,564	1,386,980
Income from operations	286,968	309,911	1,075,695	986,906
Interest expense	(46,297)	(23,917)	(140,659)	(91,630)
Interest income	783	6,052	31,903	19,854
Loss on extinguishment of debt	—	—	(483)	—
Other non-operating expense	(32)	(232)	(233)	(928)
Income before income taxes	241,422	291,814	966,223	914,202
Income tax expense	(53,144)	(44,703)	(195,930)	(96,322)
Net income	$188,278	$247,111	$770,293	$817,880

Basic weighted-average common shares outstanding	114,421	115,971	114,757	118,678
Diluted weighted-average common shares outstanding	115,038	116,587	115,533	119,240
Basic net income per common share	$1.65	$2.13	$6.71	$6.89
Diluted net income per common share	$1.64	$2.12	$6.67	$6.86
Net dividends declared per common share	$0.20	$0.18	$0.76	$0.63

(1) Non-cash stock-based compensation included in:
Exploration expense	$1,464	$1,126	$5,115	$4,147
General and administrative expense	6,164	4,605	19,906	16,103
Total non-cash stock-based compensation	$7,628	$5,731	$25,021	$20,250

(2) The net derivative (gain) loss line item consists of the following:
Net derivative settlement gain	$(22,428)	$(6,523)	$(68,716)	$(26,921)
Net (gain) loss on fair value changes	42,726	(73,983)	18,758	(41,233)
Total net derivative (gain) loss	$20,298	$(80,506)	$(49,958)	$(68,154)

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2024

Consolidated Statements of Stockholders' Equity
(in thousands, except share data and dividends per share)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balances, December 31, 2022	121,931,676	$1,219	$1,779,703	$1,308,558	$(4,022)	$3,085,458
Net income	—	—	—	817,880	—	817,880
Other comprehensive income	—	—	—	—	1,415	1,415
Net cash dividends declared, $0.63 per share	—	—	—	(74,159)	—	(74,159)
Issuance of common stock under Employee Stock Purchase Plan	114,427	1	3,057	—	—	3,058
Issuance of common stock upon vesting of RSUs, net of shares used for tax withholdings	554,216	6	(7,888)	—	—	(7,882)
Stock-based compensation expense	56,872	1	20,249	—	—	20,250
Purchase of shares under Stock Repurchase Program	(6,930,835)	(70)	(230,100)	—	—	(230,170)
Other	19,037	—	—	—	—	—
Balances, December 31, 2023	115,745,393	$1,157	$1,565,021	$2,052,279	$(2,607)	$3,615,850
Net income	—	—	—	770,293	—	770,293
Other comprehensive income	—	—	—	—	1,446	1,446
Net cash dividends declared, $0.76 per share	—	—	—	(87,078)	—	(87,078)
Issuance of common stock under Employee Stock Purchase Plan	97,500	2	3,199	—	—	3,201
Issuance of common stock upon vesting of RSUs, net of shares used for tax withholdings	350,675	4	(6,841)	—	—	(6,837)
Stock-based compensation expense	39,557	—	25,021	—	—	25,021
Purchase of shares under Stock Repurchase Program	(1,771,191)	(18)	(84,621)	—	—	(84,639)
Balances, December 31, 2024	114,461,934	$1,145	$1,501,779	$2,735,494	$(1,161)	$4,237,257

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2024

Consolidated Statements of Cash Flows
(in thousands)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Cash flows from operating activities:
Net income	$188,278	$247,111	$770,293	$817,880
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, and amortization	260,524	189,107	809,305	690,481
Stock-based compensation expense	7,628	5,731	25,021	20,250
Net derivative (gain) loss	20,298	(80,506)	(49,958)	(68,154)
Net derivative settlement gain	22,428	6,523	68,716	26,921
Amortization of debt discount and deferred financing costs	2,531	1,372	7,456	5,486
Loss on extinguishment of debt	—	—	483	—
Deferred income taxes	58,464	45,085	174,986	88,256
Other, net	(8,923)	9,314	(34,996)	(2,175)
Changes in working capital:
Accounts receivable	(89,357)	39,644	(85,528)	(10,191)
Prepaid expenses and other	(14,977)	(2,129)	(12,535)	(2,437)
Accounts payable and accrued expenses	130,975	15,263	109,271	8,077
Net cash provided by operating activities	577,869	476,515	1,782,514	1,574,394

Cash flows from investing activities:
Capital expenditures	(353,474)	(222,655)	(1,310,630)	(989,411)
Acquisition of proved and unproved oil and gas properties	(2,102,841)	(613)	(2,103,677)	(109,931)
Other, net	7,056	—	7,136	657
Net cash used in investing activities	(2,449,259)	(223,268)	(3,407,171)	(1,098,685)

Cash flows from financing activities:
Proceeds from revolving credit facility	1,018,500	—	1,018,500	—
Repayment of revolving credit facility	(950,000)	—	(950,000)	—
Debt issuance costs related to revolving credit facility	(10,598)	—	(12,976)	—
Net proceeds from Senior Notes	(233)	—	1,476,799	—
Cash paid to repurchase Senior Notes	—	—	(349,118)	—
Repurchase of common stock	(2,065)	(22,859)	(86,056)	(228,105)
Dividends paid	(22,884)	(17,447)	(85,020)	(71,614)
Net proceeds from sale of common stock	1,357	1,243	3,201	3,058
Net share settlement from issuance of stock awards	—	—	(6,837)	(7,882)
Net cash provided by (used in) financing activities	34,077	(39,063)	1,008,493	(304,543)

Net change in cash, cash equivalents, and restricted cash	(1,837,313)	214,184	(616,164)	171,166
Cash, cash equivalents, and restricted cash at beginning of period	1,837,313	401,980	616,164	444,998
Cash, cash equivalents, and restricted cash at end of period	$—	$616,164	$—	$616,164

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2024

Consolidated Statements of Cash Flows (Continued)
(in thousands)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Supplemental schedule of additional cash flow information and non-cash activities:
Operating activities:
Cash paid for interest, net of capitalized interest (1)	$(5,259)	$(9,433)	$(88,389)	$(86,947)
Net cash paid for incomes taxes	$(19,281)	$(2,799)	$(26,904)	$(8,975)
Investing activities:
Changes in capital expenditure accruals	$8,845	$45,111	$(24,342)	$80,794
Non-cash financing activities (2)

(1) Cash paid for interest, net of capitalized interest during the year ended December 31, 2024, does not include $9.0 million in fees paid to secure firm commitments for senior unsecured bridge term loans, in connection with the Uinta Basin Acquisition. Please reference Note 17 - Acquisitions in Part II, Item 8 in the Company’s 2024 Form 10-K, for additional discussion.

(2) Please reference Note 5 - Long Term Debt in Part II, Item 8 in the Company’s 2024 Form 10-K, for discussion of the debt transactions executed during the year ended December 31, 2024.

DEFINITIONS OF NON-GAAP MEASURES AND METRICS AS CALCULATED BY THE COMPANY
To supplement the presentation of its financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain non-GAAP measures and metrics, which are used by management and the investment community to assess the Company’s financial condition, results of operations, and cash flows, as well as compare performance from period to period and across the Company’s peer group. The Company believes these measures and metrics are widely used by the investment community, including investors, research analysts and others, to evaluate and compare recurring financial results among upstream oil and gas companies in making investment decisions or recommendations. These measures and metrics, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures and metrics provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the most directly comparable GAAP measure or any other measure of a company’s financial or operating performance presented in accordance with GAAP. Reconciliations of each of the Company’s non-GAAP measures to the most directly comparable GAAP measure are presented below. These measures may not be comparable to similarly titled measures of other companies.
Adjusted EBITDAX: Adjusted EBITDAX is calculated as net income before interest expense, interest income, income taxes, depletion, depreciation, and amortization expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures, gains and losses on extinguishment of debt, and certain other items. Adjusted EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that the Company believes provides useful additional information to investors and analysts, as a performance measure, for analysis of the Company’s ability to internally generate funds for exploration, development, acquisitions, and to service debt. The Company is also subject to financial covenants under the Company’s Credit Agreement, a material source of liquidity for the Company, based on Adjusted EBITDAX ratios. Please reference the Company’s 2024 Form 10-K for discussion of the Credit Agreement and its covenants.
Adjusted free cash flow: Adjusted free cash flow is calculated as net cash provided by operating activities before net change in working capital less capital expenditures before changes in accruals. The Company uses this measure as representative of the cash from operations, in excess of capital expenditures that provides liquidity to fund discretionary obligations such as debt reduction, returning cash to stockholders or expanding the business.
Adjusted net income and adjusted net income per diluted common share: Adjusted net income and adjusted net income per diluted common share excludes certain items that the Company believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include non-cash and other adjustments, such as derivative gains and losses net of settlements, impairments, net (gain) loss on divestiture activity, gains and losses on extinguishment of debt, and accruals for non-recurring matters. The Company uses these measures to evaluate the comparability of the Company's ongoing operational results and trends and believes these measures provide useful information to investors for analysis of the Company's fundamental business on a recurring basis.
Net debt: Net debt is calculated as the total principal amount of outstanding senior notes plus amounts drawn on the revolving credit facility less cash and cash equivalents (also referred to as total funded debt). The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.
Net debt-to-Adjusted EBITDAX: Net debt-to-Adjusted EBITDAX is calculated as Net Debt (defined above) divided by Adjusted EBITDAX (defined above) for the trailing twelve-month period (also referred to as leverage ratio). A variation of this calculation is a financial covenant under the Company’s Credit Agreement. The Company and the investment community may use this metric in understanding the Company’s ability to service its debt and identify trends in its leverage position. The Company reconciles the two non-GAAP measure components of this calculation.
Post-hedge: Post-hedge is calculated as the average realized price after the effects of commodity net derivative settlements. The Company believes this metric is useful to management and the investment community to understand the effects of commodity net derivative settlements on average realized price.

Pre-Tax PV-10: Pre-Tax PV-10 is the present value of estimated future revenue to be generated from the production of estimated net proved reserves, net of estimated production and future development costs, based on prices used in estimating the proved reserves and costs in effect as of the date indicated (unless such costs are subject to change pursuant to contractual provisions), without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expenses, or depreciation, depletion, and amortization, discounted using an annual discount rate of 10 percent. While this measure does not include the effect of income taxes as it would in the use of the standardized measure of discounted future net cash flows calculation, it does provide an indicative representation of the relative value of the Company on a comparative basis to other companies and from period to period. This measure is presented because management believes it provides useful information to investors for analysis of the Company's fundamental business on a recurring basis.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2024

Production Data
	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2024	2023	Percent Change	2024	2023	Percent Change
Realized sales price (before the effect of net derivative settlements):
Oil (per Bbl)	$69.34	$77.41	(10)%	$74.49	$76.28	(2)%
Gas (per Mcf)	$2.19	$2.47	(11)%	$1.82	$2.48	(27)%
NGLs (per Bbl)	$24.49	$21.92	12%	$23.01	$23.02	—%
Equivalent (per Boe)	$43.68	$42.99	2%	$42.81	$42.60	—%
Realized sales price (including the effect of net derivative settlements): (1)
Oil (per Bbl)	$70.54	$76.31	(8)%	$74.92	$75.15	—%
Gas (per Mcf)	$2.50	$2.81	(11)%	$2.25	$2.85	(21)%
NGLs (per Bbl)	$24.01	$22.57	6%	$22.76	$23.51	(3)%
Equivalent (per Boe)	$44.85	$43.45	3%	$43.91	$43.09	2%
Net production volumes: (2)
Oil (MMBbl)	9.8	6.1	62%	29.4	23.8	24%
Gas (Bcf)	39.1	33.5	17%	137.0	132.4	3%
NGLs (MMBbl)	2.8	2.5	13%	10.2	9.7	6%
Equivalent (MMBoe)	19.1	14.1	36%	62.4	55.5	12%
Average net daily production: (2)
Oil (MBbls per day)	106.9	66.0	62%	80.2	65.1	23%
Gas (MMcf per day)	424.8	364.1	17%	374.3	362.7	3%
NGLs (MBbls per day)	30.3	26.7	13%	27.9	26.4	5%
Equivalent (MBoe per day)	208.0	153.5	36%	170.5	152.0	12%
Per Boe data: (2)
Lease operating expense	$5.35	$5.31	1%	$5.11	$5.13	—%
Transportation costs	$4.10	$2.08	97%	$2.68	$2.46	9%
Production taxes	$1.79	$1.97	(9)%	$1.86	$1.89	(2)%
Ad valorem tax expense	$(0.03)	$0.37	(108)%	$0.56	$0.67	(16)%
General and administrative (3)	$2.19	$2.60	(16)%	$2.22	$2.18	2%
Net derivative settlement gain	$1.17	$0.46	154%	$1.10	$0.49	124%
Depletion, depreciation, and amortization	$13.61	$13.39	2%	$12.97	$12.44	4%

(1) Indicates a non-GAAP measure or metric. Please refer above to the section “Definitions of non-GAAP Measures and Metrics as Calculated by the Company” for additional information.
(2) Amounts and percentage changes may not calculate due to rounding.
(3) Includes non-cash stock-based compensation expense per Boe of $0.32 and $0.33 for the three months ended December 31, 2024, and 2023, respectively, and $0.32 and $0.29 for the twelve months ended December 31, 2024, and 2023, respectively.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2024

Adjusted EBITDAX Reconciliation (1)
(in thousands)

Reconciliations of net income (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDAX (non-GAAP):	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Net income (GAAP)	$188,278	$247,111	$770,293	$817,880
Interest expense	46,297	23,917	140,659	91,630
Interest income	(783)	(6,052)	(31,903)	(19,854)
Income tax expense	53,144	44,703	195,930	96,322
Depletion, depreciation, and amortization	260,524	189,107	809,305	690,481
Exploration (2)	14,885	14,721	59,006	55,333
Stock-based compensation expense	7,628	5,731	25,021	20,250
Net derivative (gain) loss	20,298	(80,506)	(49,958)	(68,154)
Net derivative settlement gain	22,428	6,523	68,716	26,921
Loss on extinguishment of debt	—	—	483	—
Other, net	(1,944)	(128)	(301)	1,497
Adjusted EBITDAX (non-GAAP)	$610,755	$445,127	$1,987,251	$1,712,306
Interest expense	(46,297)	(23,917)	(140,659)	(91,630)
Interest income	783	6,052	31,903	19,854
Income tax expense	(53,144)	(44,703)	(195,930)	(96,322)
Exploration (2)(3)	(14,997)	(14,901)	(49,889)	(46,467)
Amortization of deferred financing costs	2,531	1,372	7,456	5,486
Deferred income taxes	58,464	45,085	174,986	88,256
Other, net	(6,867)	9,622	(43,812)	(12,538)
Net change in working capital	26,641	52,778	11,208	(4,551)
Net cash provided by operating activities (GAAP)	$577,869	$476,515	$1,782,514	$1,574,394

(1) See "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) Stock-based compensation expense is a component of the exploration expense and general and administrative expense line items on the accompanying consolidated statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the accompanying consolidated statements of operations for the component of stock-based compensation expense recorded to exploration expense.

(3) For the three and twelve months ended December 31, 2024, amount excludes certain capital expenditures related to one well deemed non-commercial. For the three and twelve months ended December 31, 2023, amount excludes certain capital expenditures related to unsuccessful exploration activity for one well that experienced technical issues during the drilling phase.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2024

Reconciliation of Net Income to Adjusted Net Income (1)
(in thousands, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Net income (GAAP)	$188,278	$247,111	$770,293	$817,880
Net derivative (gain) loss	20,298	(80,506)	(49,958)	(68,154)
Net derivative settlement gain	22,428	6,523	68,716	26,921
Loss on extinguishment of debt	—	—	483	—
Other, net	(1,944)	(128)	(301)	1,497
Tax effect of adjustments (2)	(8,889)	16,082	(4,148)	8,623
Net R&D tax credit carryover (3)	—	(7,591)	—	(84,277)
Adjusted net income (non-GAAP)	$220,171	$181,491	$785,085	$702,490

Diluted net income per common share (GAAP)	$1.64	$2.12	$6.67	$6.86
Net derivative (gain) loss	0.18	(0.69)	(0.43)	(0.57)
Net derivative settlement gain	0.19	0.06	0.59	0.23
Loss on extinguishment of debt	—	—	—	—
Other, net	(0.02)	—	—	0.01
Tax effect of adjustments (2)	(0.08)	0.14	(0.04)	0.07
Net R&D tax credit carryover (3)	—	(0.07)	—	(0.71)
Adjusted net income per diluted common share (non-GAAP)	$1.91	$1.56	$6.80	$5.89

Basic weighted-average common shares outstanding	114,421	115,971	114,757	118,678
Diluted weighted-average common shares outstanding	115,038	116,587	115,533	119,240

Note: Amounts may not calculate due to rounding.

(1) See "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) The tax effect of adjustments for the three months ended December 31, 2024, and 2023, was calculated using a tax rate of 21.8% and 21.7%, respectively, and 21.9% and 21.7% for the twelve months ended December 31, 2024, and 2023, respectively. These rates approximate the Company's statutory tax rate for the respective periods, as adjusted for ordinary permanent differences.

(3) Adjusted net income removes the benefit of the research and development tax credit carryover related to tax years prior to 2023.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2024

Regional net proved oil and gas reserve quantities

	Midland Basin	South Texas	Uinta Basin	Total
Year-end 2024 estimated net proved reserves
Oil (MMBbl)	134.3	79.2	82.5	296.0
Gas (Bcf)	576.4	868.1	104.6	1,549.1
NGL (MMBbl)	0.1	124.0	—	124.1
MMBoe	230.5	347.9	99.9	678.3
% Proved developed	75%	56%	38%	60%

Note: Amounts may not calculate due to rounding.

Pre-tax PV-10 Reconciliation (1)
(in millions)
	As of December 31,
Reconciliation of standardized measure of discounted future net cash flows (GAAP) to Pre-tax PV-10 (non-GAAP):	2024	2023
Standardized measure of discounted future net cash flows (GAAP)	$7,267.9	$6,280.1
Add: 10 percent annual discount, net of income taxes	5,018.5	5,294.5
Add: future undiscounted income taxes	1,796.3	2,000.0
Pre-tax undiscounted future net cash flows	14,082.7	13,574.6
Less: 10 percent annual discount without tax effect	(5,727.0)	(6,198.1)
Pre-tax PV-10 (non-GAAP)	$8,355.7	$7,376.5

(1) See "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" above.

Reconciliation of Total Principal Amount of Debt to Net Debt (1)
(in thousands)
	As of December 31,
	2024	2023
Principal amount of Senior Notes (2)	$2,736,026	$1,585,144
Revolving credit facility (2)	68,500	—
Total principal amount of debt (GAAP)	2,804,526	1,585,144
Less: Cash and cash equivalents	—	616,164
Net Debt (non-GAAP)	$2,804,526	$968,980

(1) See "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) Amounts are from Note 5 - Long-Term Debt in Part II, Item 8 of the Company's 2024 Form 10-K.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2024

Adjusted Free Cash Flow (1)
(in thousands)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Net cash provided by operating activities (GAAP)	$577,869	$476,515	$1,782,514	$1,574,394
Net change in working capital	(26,641)	(52,778)	(11,208)	4,551
Cash flow from operations before net change in working capital (non-GAAP)	551,228	423,737	1,771,306	1,578,945

Capital expenditures (GAAP)	353,474	222,655	1,310,630	989,411
Changes in capital expenditure accruals	8,845	45,111	(24,342)	80,794
Capital expenditures before changes in accruals (non-GAAP)	362,319	267,766	1,286,288	1,070,205

Adjusted free cash flow (non-GAAP)	$188,909	$155,971	$485,018	$508,740

(1) See "Definitions of non-GAAP Measures and Metrics as Calculated by the Company" above.